CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-14 of Trust for Advised Portfolios. Such reference appears in the Sound Point Floating Rate Income Fund’s Combined Prospectus/Proxy Statement under the heading “Independent Accountants.”

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
May 12, 2014